UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                             March 5, 2004

KMG CHEMICALS, INC.

(Exact name of registrant as specified in its chapter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

10611 Harwin Drive, Suite 402
Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  713-988-9252

(Former name and former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 12.  Results of Operations and Financial Condition.

On March 5, 2004 the Company distributed a press release that contained the following information:

KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced its unaudited financial results for the second fiscal 2004 quarter ended January 31, 2004.

For the second fiscal 2004 quarter, KMG reported a net loss of $141 thousand or ($0.02) per diluted share, versus net income of  $153 thousand or $0.02 per diluted share reported for the same quarter in fiscal 2003. Fiscal second quarter net sales were $8.54 million, up from $6.3 million during the year earlier period.

For the first six months ended January 31, 2004, net income was $178 thousand or $.02 per diluted share, down from $635 thousand or $.08 per diluted share for the same period last year.  Net sales were $16.9 million compared to $14.3 million last year.

At the end of the second fiscal 2004 quarter, KMG had total assets of $36.80 million and long-term debt of $9.44 million.  The company had $1.38 million of cash and cash equivalents at the end of the quarter.

David Hatcher, chairman and president of KMG Chemicals said “Second quarter results were negatively impacted by one-time transition costs associated with our latest acquisition, as well as certain non-recurring legal and related expenses.  A significant increase in our regulatory and product testing expenses was also realized in the second quarter, as critical projects for several products advanced simultaneously, and the accounting recognition of other annual expenses shifted relative to last year.  Going forward, management continues to see signs of an improving business climate in the company’s markets, which would ultimately have a positive impact the company’s financial results.”

On December 5, 2003, the company acquired the assets of Wood Protection Products, a distributor of pentachlorophenol (“penta”) solutions.  Penta is KMG’s core product line and is sold to industrial wood treaters to protect utility poles from attack by mold, mildew, fungus and insects.  Management expects the acquisition to add $6 million in annualized revenue and be significantly accretive to earnings in the current fiscal year, although certain costs related to the transition of the business into the company’s operation adversely impacted profitability in the second quarter

“The acquisition of Wood Protection Products’ business in the second fiscal quarter was a strategic move for KMG that strengthened our position in the industrial wood treating market.  KMG is currently the largest commercial supplier of industrial wood treating chemicals in North America.  We are also very pleased with the performance of the Rabon product line acquired during the second fiscal quarter last year. We remain committed to this important segment of the agricultural chemicals market and are pursuing opportunities to expand our participation in it,” continued Hatcher.  The Rabon product line, acquired in December of 2002, protects livestock and poultry from flies and other pests.

KMG Chemicals, Inc.

Selected Financial Data

(In thousands, except share data)

(UNAUDITED)

	Three Months Ending January 31		Six Months Ending January 31
	2004	2003	2004	2003
Net sales	$8,537	$6,287	$16,909	$14,341
Gross profit	2,429	2,057	4,975	4,774
Pre-tax income	(228)	231	287	962
Net income	(141)	153	178	635
Earnings per diluted share	($.02)	$0.02	$.02	$0.08
Weighted average diluted shares outstanding	7,667,063	7,550,254	7,536,935	7,550,828
Working capital	8,574	8,530	8,574	8,530
Total assets	36,801	29,962	36,801	29,962
Long-term debt	9,437	4,503	9,437	4,503
Shareholders’ equity	22,892	21,953	22,892	21,953

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ David L. Hatcher	Date: March 8, 2004
David L. Hatcher, President